Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
                                          Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces Fourth Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - January 27, 2021 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $75.1 million, or $0.32 per diluted share, for the three months ended December 31, 2020 as compared to $64.3 million, or $0.27 per diluted share, for the three months ended September 30, 2020 and $48.7 million, or $0.19 per diluted share, for the three months ended December 31, 2019.

For the year ended December 31, 2020, net income totaled $221.6 million, or $0.94 per diluted share, compared to $195.5 million, or $0.74 per diluted share, for the year ended December 31, 2019.

Net income for the three months and year ended December 31, 2020 included costs of approximately $9 million, after-tax, or $0.04 per diluted share, associated with the Company’s consolidation of ten branches announced in December 2020.

The Company also announced today that its Board of Directors declared a cash dividend of $0.14 per share to be paid on February 25, 2021 for stockholders of record as of February 10, 2021, representing a 17% increase from the prior quarter.

Kevin Cummings, Chairman and CEO, commented, “Despite a challenging 2020, we were pleased with our strong operating results. Our net interest margin expanded 19 basis points quarter over quarter while our return on assets and return on tangible equity for the fourth quarter improved to 1.14% and 11.60%, respectively.”

Mr. Cummings also commented, “Deferred loan balances remained relatively stable with the majority of our deferred borrowers making interest payments. We remain cautiously optimistic on credit for 2021.”

Performance Highlights
•Net interest margin increased 19 basis points to 2.98% for the three months ended December 31, 2020 compared to the three months ended September 30, 2020.
•Return on average assets and return on average tangible equity improved to 1.14% and 11.60%, respectively, for the three months ended December 31, 2020.
•Non-interest-bearing deposits increased $318.1 million, or 9.5%, and borrowed funds decreased $1.01 billion, or 23.5%, during the three months ended December 31, 2020. The cost of interest-bearing deposits decreased 11 basis points to 0.73% for the three months ended December 31, 2020 compared to the three months ended September 30, 2020.
•The Company sold approximately $328 million of PPP loans during the three months ended December 31, 2020. Excluding the impact of the PPP loan sale, C&I loans increased $504.5 million, or 14.8%, during the three months ended December 31, 2020.
•Provision for credit losses was a negative $2.7 million for the three months ended December 31, 2020 compared with $8.3 million for the three months ended September 30, 2020. The Company recorded net recoveries of $2.1 million during the quarter ended December 31, 2020 compared to net charge-offs of $667,000 in the quarter ended September 30, 2020. The allowance for loan losses as a percent of total loans was 1.36% at December 31, 2020 compared to 1.37% at September 30, 2020.
•Total non-interest income was $45.8 million for the three months ended December 31, 2020, an increase of $25.9 million compared to the three months ended September 30, 2020. Included in total non-interest income were $23.1 million of gains from sale-leaseback transactions during the three months ended December 31, 2020.
•Total non-interest expenses were $142.9 million for the three months ended December 31, 2020, an increase of $38.8 million compared to the three months ended September 30, 2020. Excluding $22.8 million of previously announced costs from the early extinguishment of $1.0 billion of wholesale funding during the three months ended December 31, 2020, $11.7 million of costs associated with the Company’s branch rationalization announcement in December 2020 and a $1.0 million tax credit investment, non-interest expenses for the three months ended December 31, 2020 were $107.4 million, an increase of $3.3 million compared to the three months ended September 30, 2020.
•As of January 17, 2021, COVID-19 related loan deferrals totaled $742 million, or 3.6% of loans, compared to $730 million, or 3.5% of loans, as of October 20, 2020. Approximately 70% of loan deferral borrowers are making interest payments.
•Non-accrual loans were $107.1 million, or 0.51% of total loans, at December 31, 2020 as compared to $132.0 million, or 0.63% of total loans, at September 30, 2020 and $95.2 million, or 0.44% of total loans, at December 31, 2019.
•Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital Ratios were 10.14%, 13.07%, 13.07% and 14.39%, respectively, at December 31, 2020.
•During the three months ended December 31, 2020, the Company repurchased 2.0 million shares of its outstanding common stock for $20.5 million.

Financial Performance Overview
Fourth Quarter 2020 compared to Third Quarter 2020
For the fourth quarter of 2020, net income totaled $75.1 million, an increase of $10.8 million as compared to $64.3 million for the third quarter of 2020. The changes in net income on a sequential quarter basis are highlighted below.
Net interest income increased by $7.2 million, or 3.9%, as compared to the third quarter of 2020. Changes within interest income and expense categories were as follows:
•Interest expense decreased $10.0 million, primarily attributed to the average balance of total borrowed funds, which decreased $1.02 billion, or 22.8%, to $3.47 billion for the three months ended December 31, 2020 and the average balance of interest-bearing deposits, which decreased $66.3 million, or 0.4%, to $16.14 billion for the three months ended December 31, 2020. In addition, the weighted average cost of interest-bearing liabilities decreased 14 basis points to 1.00% for the three months ended December 31, 2020.
•Interest and dividend income decreased $2.8 million, or 1.2%, to $237.9 million as compared to the third quarter of 2020, primarily attributed to the average balance of net loans, which decreased $184.5 million, mainly as a result of the sale of PPP loans, paydowns and payoffs, offset by loan originations. In addition, the weighted average yield on securities decreased 10 basis points to 2.10%. Offsetting these declines was a 1 basis point increase in the weighted average yield on net loans to 4.13%.
•Prepayment penalties, which are included in interest income, totaled $9.2 million for the three months ended December 31, 2020 as compared to $7.4 million for the three months ended September 30, 2020.
Net interest margin increased 19 basis points to 2.98% for the three months ended December 31, 2020 compared to the three months ended September 30, 2020, driven primarily by the lower cost of interest-bearing liabilities, the decline in lower yielding average cash balances and the increase in prepayment penalties.
Total non-interest income was $45.8 million for the three months ended December 31, 2020, an increase of $25.9 million, as compared to $19.9 million for the third quarter of 2020. The increase in non-interest income was due primarily to a gain of $23.1 million on the sale-leaseback of 15 branch locations and one corporate location during the three months ended December 31, 2020.
Total non-interest expenses were $142.9 million for the three months ended December 31, 2020, an increase of $38.8 million compared to the three months ended September 30, 2020. Excluding $22.8 million of costs from the early extinguishment of $1.00 billion of wholesale funding during the three months ended December 31, 2020, $11.7 million of costs associated with the Company’s branch rationalization announcement in December 2020 and a $1.0 million tax credit investment, non-interest expenses for the three months ended December 31, 2020 were $107.4 million, an increase of $3.3 million compared to the three months ended September 30, 2020. The increase was primarily driven by incentive compensation.
Income tax expense was $19.3 million for the three months ended December 31, 2020 and $24.8 million for the three months ended September 30, 2020. The effective tax rate was 20.4% for the three months ended December 31, 2020 and 27.9% for the three months ended September 30, 2020. The effective tax rate was positively impacted in the fourth quarter primarily by tax credit investments, as well as state income apportionment.

Fourth Quarter 2020 compared to Fourth Quarter 2019
For the fourth quarter of 2020, net income totaled $75.1 million, an increase of $26.4 million as compared to $48.7 million in the fourth quarter of 2019. The changes in net income on a year over year quarter basis are highlighted below.
On a year over year basis, fourth quarter of 2020 net interest income increased by $20.0 million, or 11.9%, as compared to the fourth quarter of 2019 due to:
•Interest expense decreased $42.5 million, or 46.4%, primarily attributed to the weighted average cost of interest-bearing liabilities, which decreased 74 basis points to 1.00% for the three months ended December 31, 2020. In addition, the average balance of total borrowed funds decreased $2.27 billion, or 39.6%, to $3.47 billion, while the average balance of interest-bearing deposits increased $848.6 million, or 5.6%, to $16.14 billion for the three months ended December 31, 2020.
•Interest and dividend income decreased $22.5 million, or 8.6%, to $237.9 million, primarily attributed to the average balance of net loans, which decreased $824.8 million, mainly as a result of paydowns and payoffs, offset by loan originations and $453.3 million of loans acquired from Gold Coast. In addition, the weighted average yield on net loans decreased 11 basis points to 4.13% and the weighted average yield on securities decreased 78 basis points to 2.10%.
•Prepayment penalties, which are included in interest income, totaled $9.2 million for the three months ended December 31, 2020 as compared to $5.4 million for the three months ended December 31, 2019.
Net interest margin increased 37 basis points year over year to 2.98% for the three months ended December 31, 2020 from 2.61% for the three months ended December 31, 2019, driven primarily by the lower cost of interest-bearing liabilities and an increase in prepayment penalties, partially offset by the lower yields on interest-earnings assets.
Total non-interest income was $45.8 million for the three months ended December 31, 2020, an increase of $25.3 million year over year. The increase in non-interest income was due primarily to a gain of $23.1 million on the sale-leaseback of 15 branch locations and one corporate location during the three months ended December 31, 2020. In addition, gain on loans increased $3.3 million due to a higher volume of mortgage banking loan sales to third parties.
Total non-interest expenses were $142.9 million for the three months ended December 31, 2020, an increase of $36.0 million compared to the three months ended December 31, 2019. Excluding $22.8 million of costs from the early extinguishment of $1.00 billion of wholesale funding during the three months ended December 31, 2020, $11.7 million of costs associated with the Company’s branch rationalization announcement in December 2020 and a $1.0 million tax credit investment, non-interest expenses for the three months ended December 31, 2020 were $107.4 million, an increase of $579,000 compared to the three months ended December 31, 2019.
Income tax expense was $19.3 million for the three months ended December 31, 2020 and $32.2 million for the three months ended December 31, 2019. The effective tax rate was 20.4% for the three months ended December 31, 2020 and 39.8% for the three months ended December 31, 2019. The effective tax rate for the fourth quarter of 2019 was negatively impacted when the Company revalued its net deferred tax asset as the State of New Jersey provided clarification in December 2019 in regard to previously enacted tax law changes.

Year Ended December 31, 2020 compared to Year Ended December 31, 2019
Net income increased by $26.1 million year over year to $221.6 million for the year ended December 31, 2020. The change in net income year over year is the result of the following:
Net interest income increased by $70.6 million as compared to the year ended December 31, 2019 due to:
•Interest expense decreased by $129.9 million, or 33.7%, to $255.2 million for the year ended December 31, 2020, as compared to $385.1 million for the year ended December 31, 2019, primarily attributed to a decrease in the weighted average cost of interest-bearing liabilities of 61 basis points to 1.23% for the year ended December 31, 2020. In addition, the average balance of total borrowed funds decreased $946.1 million, or 16.9%, to $4.67 billion for the year ended December 31, 2020. These decreases were partially offset by the average balance of interest-bearing deposits, which increased $777.2 million, or 5.1%, to $16.10 billion for the year ended December 31, 2020.
•Total interest and dividend income decreased by $59.3 million, or 5.7%, to $980.9 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily attributed to the average balance of net loans, which decreased $535.9 million, mainly from paydowns and payoffs, partially offset by loan originations and $453.3 million of loans acquired from Gold Coast. In addition, the weighted average yield on net loans decreased 9 basis points to 4.14% primarily driven by lower average yields on new loan origination volume and adjustable loans, partially offset by an increase in prepayment penalties, and the weighted average yield on securities decreased 49 basis points to 2.41%.
•Prepayment penalties, which are included in interest income, totaled $32.4 million for the year ended December 31, 2020, as compared to $16.8 million for the year ended December 31, 2019.
Net interest margin increased 26 basis points to 2.80% for the year ended December 31, 2020 from 2.54% for the year ended December 31, 2019, primarily driven by the lower cost of interest-bearing liabilities, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $90.5 million for the year ended December 31, 2020, an increase of $37.1 million as compared to the year ended December 31, 2019. The increase in non-interest income was due primarily to a gain of $23.1 million on the sale-leaseback of 15 branch locations and one corporate location during the three months ended December 31, 2020. In addition, gain on loans increased $10.9 million as a result of a higher volume of mortgage banking loan sales to third parties and the Company recognized a $5.7 million loss on the sale of securities during the second quarter of 2019.
Total non-interest expenses were $449.5 million for the year ended December 31, 2020, an increase of $26.8 million compared to the year ended December 31, 2019. Excluding $24.1 million of costs from the early extinguishment of $1.40 billion of wholesale funding during the year ended December 31, 2020, $11.7 million of costs associated with the Company’s branch rationalization announcement in December 2020, $3.6 million of Gold Coast acquisition-related expenses and a $1.0 million tax credit investment, non-interest expenses for the year ended December 31, 2020 were $409.1 million, a decrease of $13.6 million compared to the year ended December 31, 2019. This decrease was driven by a decrease of $8.6 million in other non-interest expense, a decrease of $4.5 million in advertising and promotional expense and a decrease of $3.5 million in compensation and fringe benefit expense.
Income tax expense was $75.0 million for the year ended December 31, 2020 compared to $91.2 million for the year ended December 31, 2019. The effective tax rate was 25.3% for the year ended December 31, 2020 and 31.8% for the year ended December 31, 2019.

Asset Quality
On January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”). CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. CECL replaced the incurred loss methodology and therefore, the allowance and provision for credit losses is based upon estimated expected credit losses rather than incurred losses.
Our provision for credit losses is primarily a result of the expected credit losses on our loans, unfunded commitments and held-to-maturity debt securities over the life of these financial instruments, including the inherent credit risk in these financial instruments, the composition of and changes in our portfolios of these financial instruments, and the level of charge-offs. At December 31, 2020, our allowance for credit losses continues to be affected by the impact of COVID-19 on the current and forecasted economic conditions. For the three months ended December 31, 2020, our provision for credit losses was a negative $2.7 million, compared to $8.3 million for the three months ended September 30, 2020 and $1.5 million for the three months ended December 31, 2019. For the three months ended December 31, 2020, net recoveries were $2.1 million compared to net charge-offs of $667,000 for the three months ended September 30, 2020 and net charge-offs of $1.4 million for the three months ended December 31, 2019. Our provision was $70.2 million for the year ended December 31, 2020 compared to a negative provision of $1.0 million for the year ended December 31, 2019. For the year ended December 31, 2020, net charge-offs were $10.7 million compared to $6.7 million for the year ended December 31, 2019.
Total non-accrual loans were $107.1 million, or 0.51% of total loans, at December 31, 2020 compared to $132.0 million, or 0.63% of total loans, at September 30, 2020 and $95.2 million, or 0.44% of total loans, at December 31, 2019. We continue to proactively and diligently work to resolve our troubled loans.
At December 31, 2020, there were $34.5 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $25.3 million were residential and consumer loans, $5.7 million were commercial real estate loans and $3.5 million were commercial and industrial loans. TDRs of $9.2 million were classified as accruing and $25.3 million were classified as non-accrual at December 31, 2020.
The following table sets forth non-accrual loans and accruing past due loans (excluding loans held for sale) on the dates indicated as well as certain asset quality ratios.

	December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	84	$18.5	78	$17.2	79	$19.9	106	$24.6	111	$23.4
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	5	7.3	5	5.3	9	24.6	10	57.9	5	45.6
Commercial real estate	8	9.5	7	4.6	9	10.6	6	23.5	9	6.8
Commercial and industrial	6	0.9	6	3.7	13	7.5	21	5.3	16	7.8
Total 30 to 59 days past due	103	36.2	96	30.8	110	62.6	143	111.3	141	83.6
60 to 89 days past due:
Residential and consumer	28	5.2	20	4.8	30	7.5	32	7.5	33	6.5
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	—	—	2	2.1	5	19.1	—	—	1	1.9
Commercial real estate	5	2.3	5	26.3	8	3.3	—	—	—	—
Commercial and industrial	8	3.1	6	2.2	5	1.2	4	5.2	6	2.0
Total 60 to 89 days past due	41	10.6	33	35.4	48	31.1	36	12.7	40	10.4
Total accruing past due loans	144	$46.8	129	$66.2	158	$93.7	179	$124.0	181	$94.0
Non-accrual:
Residential and consumer	246	$46.4	250	$52.2	255	$50.6	258	$46.6	255	$47.4
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	15	35.6	13	51.1	14	48.3	9	23.4	8	23.3
Commercial real estate	29	15.9	28	17.8	22	12.3	21	11.4	22	12.0
Commercial and industrial	21	9.2	19	10.9	29	15.6	22	17.0	18	12.5
Total non-accrual loans	311	$107.1	310	$132.0	320	$126.8	310	$98.4	303	$95.2
Accruing troubled debt restructured loans	47	$9.2	51	$9.8	52	$12.2	55	$12.8	57	$13.1
Non-accrual loans to total loans		0.51%		0.63%		0.59%		0.46%		0.44%
Allowance for loan losses as a percent of non-accrual loans		264.17%		217.75%		215.48%		247.54%		239.66%
Allowance for loan losses as a percent of total loans		1.36%		1.37%		1.28%		1.14%		1.05%

Balance Sheet Summary

Total assets decreased $675.6 million, or 2.5%, to $26.02 billion at December 31, 2020 from December 31, 2019. Net loans decreased $895.6 million, or 4.2%, to $20.58 billion at December 31, 2020. Securities increased $192.0 million, or 5.0%, to $4.04 billion at December 31, 2020.

The detail of the loan portfolio is below:

	December 31, 2020	September 30, 2020	December 31, 2019
	(In thousands)
Commercial Loans:
Multi-family loans	$7,122,840	7,256,015	7,813,236
Commercial real estate loans	4,947,212	4,912,155	4,831,347
Commercial and industrial loans	3,575,641	3,399,059	2,951,306
Construction loans	404,367	341,449	262,866
Total commercial loans	16,050,060	15,908,678	15,858,755
Residential mortgage loans	4,119,894	4,407,224	5,144,718
Consumer and other	702,801	681,940	699,796
Total loans	20,872,755	20,997,842	21,703,269
Deferred fees, premiums and other, net	(9,318)	(12,274)	907
Allowance for loan losses	(282,986)	(287,511)	(228,120)
Net loans	$20,580,451	20,698,057	21,476,056

During the year ended December 31, 2020, we originated $1.08 billion in commercial and industrial loans (including $334.7 million of PPP loans), $1.03 billion in multi-family loans, $652.5 million in residential loans, $605.5 million in commercial real estate loans, $129.6 million in construction loans and $102.5 million in consumer and other loans. Our originations reflect our continued focus on diversifying our loan portfolio. In addition, we acquired $453.3 million of loans from Gold Coast on April 3, 2020. Our loans are primarily on properties and businesses located in New Jersey and New York. The Company sold approximately $328 million of PPP loans during the three months ended December 31, 2020.

In addition to the loans originated for our portfolio, we originated residential mortgage loans for sale to third parties totaling $564.5 million during the year ended December 31, 2020. As of December 31, 2020, loans held for sale were $30.4 million.

The allowance for loan losses increased by $54.9 million to $283.0 million at December 31, 2020 from $228.1 million at December 31, 2019. The increase of $54.9 million reflects an increase of $64.9 million from the provision for credit losses related to our loan portfolio and an increase of $4.2 million from acquired loans accounted for as PCD loans, partially offset by a decrease of $10.7 million resulting from net charge-offs and a decrease of $3.6 million upon CECL adoption. Our allowance for loan losses was significantly affected by the impact of COVID-19 on current and forecasted economic conditions. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the current and forecasted economic conditions over the life of our loans. At December 31, 2020, our allowance for loan losses as a percent of total loans was 1.36%, an increase from 1.05% at December 31, 2019 which was driven by the factors noted above.

Securities increased by $192.0 million, or 5.0%, to $4.04 billion at December 31, 2020 from $3.85 billion at December 31, 2019. This increase was primarily a result of purchases, partially offset by paydowns. At December 31, 2020, our allowance for credit losses on held-to-maturity debt securities was $3.3 million.

Deposits increased by $1.67 billion, or 9.3%, to $19.53 billion at December 31, 2020 from $17.86 billion at December 31, 2019 primarily driven by increases in checking and money market deposits, offset by a decrease in time deposits. Checking accounts increased $1.72 billion to $9.71 billion at December 31, 2020 from $7.99 billion at December 31, 2019. Core deposits (savings, checking and money market) represented approximately 86% of our total deposit portfolio at December 31, 2020 compared to 78% at December 31, 2019.

Borrowed funds decreased by $2.53 billion, or 43.4%, to $3.30 billion at December 31, 2020 from $5.83 billion at December 31, 2019 primarily driven by the increase in deposits. The decrease includes the early extinguishment of $1.40 billion of wholesale funding during the year ended December 31, 2020.

Other liabilities increased by $81.8 million to $163.7 million at December 31, 2020 from $81.8 million at December 31, 2019 primarily driven by increases in income taxes payable and our allowance for credit losses on unfunded commitments. At December 31, 2020, our allowance for credit losses on unfunded commitments was $17.7 million.

Stockholders’ equity increased by $88.1 million to $2.71 billion at December 31, 2020 from $2.62 billion at December 31, 2019, primarily attributed to net income of $221.6 million, common stock issued to finance the Gold Coast acquisition of $20.9 million and share-based plan activity of $19.1 million for the year ended December 31, 2020. These increases were partially offset by cash dividends of $0.48 per share totaling $119.7 million, the repurchase of 2.4 million shares of common stock for $23.9 million and other comprehensive loss of $21.4 million during the year ended December 31, 2020. In addition, stockholders’ equity decreased by $8.5 million on January 1, 2020 in connection with the adoption of CECL. The Company remains above the FDIC’s “well capitalized” standards, with a Common Equity Tier 1 Risk-Based Ratio of 13.07% at December 31, 2020.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of December 31, 2020 operated from its corporate headquarters in Short Hills, New Jersey and 156 branches located throughout New Jersey and New York.

Earnings Conference Call January 28, 2021 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Thursday, January 28, 2021 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10150819

A telephone replay will be available beginning on January 28, 2021 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on April 28, 2021. The replay number is (877) 344-7529, password 10150819. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, continue to result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks as employees work remotely.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	December 31, 2020	September 30, 2020	December 31, 2019
	(unaudited)	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$170,432	557,749	174,915
Equity securities	36,000	8,703	6,039
Debt securities available-for-sale, at estimated fair value	2,758,437	2,828,959	2,695,390
Debt securities held-to-maturity, net (estimated fair value of $1,320,872, $1,304,693 and $1,190,104 at December 31, 2020, September 30, 2020 and December 31, 2019, respectively)	1,247,853	1,236,610	1,148,815
Loans receivable, net	20,580,451	20,698,057	21,476,056
Loans held-for-sale	30,357	19,984	29,797
Federal Home Loan Bank stock	159,829	214,255	267,219
Accrued interest receivable	79,705	84,317	79,313
Other real estate owned and other repossessed assets	7,115	8,884	13,538
Office properties and equipment, net	139,663	164,220	169,614
Operating lease right-of-use assets	199,981	171,781	175,143
Net deferred tax asset	116,805	116,347	64,220
Bank owned life insurance	223,714	223,576	218,517
Goodwill and intangible assets	109,633	110,068	97,869
Other assets	163,184	163,467	82,321
Total assets	$26,023,159	26,606,977	26,698,766
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$19,525,419	19,103,535	17,860,338
Borrowed funds	3,295,790	4,307,523	5,827,111
Advance payments by borrowers for taxes and insurance	115,729	144,212	121,719
Operating lease liabilities	212,559	184,281	185,827
Other liabilities	163,659	197,669	81,821
Total liabilities	23,313,156	23,937,220	24,076,816
Stockholders’ equity	2,710,003	2,669,757	2,621,950
Total liabilities and stockholders’ equity	$26,023,159	26,606,977	26,698,766

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended			For the Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$213,928	215,221	228,005	871,411	912,091
Securities:
GSE obligations	523	378	336	1,517	1,212
Mortgage-backed securities	16,674	18,095	23,642	77,925	95,133
Equity	252	45	35	362	143
Municipal bonds and other debt	3,552	3,277	3,052	13,480	11,494
Interest-bearing deposits	93	233	840	1,460	2,805
Federal Home Loan Bank stock	2,858	3,452	4,470	14,739	17,341
Total interest and dividend income	237,880	240,701	260,380	980,894	1,040,219
Interest expense:
Deposits	29,310	34,109	60,635	155,589	261,857
Borrowed funds	19,776	24,970	30,970	99,619	123,289
Total interest expense	49,086	59,079	91,605	255,208	385,146
Net interest income	188,794	181,622	168,775	725,686	655,073
Provision for credit losses	(2,682)	8,336	1,500	70,158	(1,000)
Net interest income after provision for credit losses	191,476	173,286	167,275	655,528	656,073
Non-interest income:
Fees and service charges	4,935	5,579	6,819	17,916	23,604
Income on bank owned life insurance	1,579	2,067	1,593	6,638	6,542
Gain on loans, net	5,538	5,285	2,218	16,226	5,345
Gain (loss) on securities, net	157	(8)	(13)	406	(5,536)
Gain on sales of other real estate owned, net	270	133	282	1,054	1,145
Gain on sale-leaseback transactions	23,129	—	—	23,129	—
Other income	10,184	6,870	9,559	25,149	22,313
Total non-interest income	45,792	19,926	20,458	90,518	53,413
Non-interest expense:
Compensation and fringe benefits	64,891	59,896	59,327	240,970	243,782
Advertising and promotional expense	2,645	2,344	3,005	9,551	13,893
Office occupancy and equipment expense	28,451	16,882	16,700	77,754	63,996
Federal insurance premiums	3,550	2,925	3,300	14,276	13,200
General and administrative	455	551	559	2,133	2,222
Professional fees	3,834	4,097	4,897	16,220	17,308
Data processing and communication	9,004	8,998	7,998	35,702	31,987
Debt extinguishment	22,807	965	—	24,098	—
Other operating expenses	7,230	7,402	11,037	28,801	36,366
Total non-interest expenses	142,867	104,060	106,823	449,505	422,754
Income before income tax expense	94,401	89,152	80,910	296,541	286,732
Income tax expense	19,256	24,840	32,180	74,961	91,248
Net income	$75,145	64,312	48,730	221,580	195,484
Basic earnings per share	$0.32	0.27	0.19	0.94	0.75
Diluted earnings per share	$0.32	0.27	0.19	0.94	0.74

Basic weighted average shares outstanding	236,679,655	236,833,099	256,559,205	235,761,457	262,202,598
Diluted weighted average shares outstanding	236,757,361	236,872,505	257,006,084	235,838,808	262,519,788

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$454,986	93	0.08%	$978,037	233	0.10%	$280,790	840	1.20%
Equity securities	25,915	252	3.89%	7,177	45	2.51%	6,036	35	2.32%
Debt securities available-for-sale	2,717,128	12,502	1.84%	2,758,679	13,473	1.95%	2,624,612	18,021	2.75%
Debt securities held-to-maturity	1,264,286	8,247	2.61%	1,200,933	8,277	2.76%	1,131,386	9,009	3.19%
Net loans	20,695,149	213,928	4.13%	20,879,661	215,221	4.12%	21,519,941	228,005	4.24%
Federal Home Loan Bank stock	175,097	2,858	6.53%	223,032	3,452	6.19%	276,965	4,470	6.46%
Total interest-earning assets	25,332,561	237,880	3.76%	26,047,519	240,701	3.70%	25,839,730	260,380	4.03%
Non-interest earning assets	1,144,838			1,157,358			1,009,868
Total assets	$26,477,399			$27,204,877			$26,849,598

Interest-bearing liabilities:
Savings	$2,039,954	2,551	0.50%	$2,033,495	2,690	0.53%	$2,040,678	4,592	0.90%
Interest-bearing checking	6,117,420	7,823	0.51%	5,901,759	8,658	0.59%	5,344,156	19,403	1.45%
Money market accounts	4,949,313	9,944	0.80%	4,349,536	8,520	0.78%	3,739,126	14,770	1.58%
Certificates of deposit	3,035,484	8,992	1.18%	3,923,651	14,241	1.45%	4,169,591	21,870	2.10%
Total interest-bearing deposits	16,142,171	29,310	0.73%	16,208,441	34,109	0.84%	15,293,551	60,635	1.59%
Borrowed funds	3,470,338	19,776	2.28%	4,493,591	24,970	2.22%	5,744,538	30,970	2.16%
Total interest-bearing liabilities	19,612,509	49,086	1.00%	20,702,032	59,079	1.14%	21,038,089	91,605	1.74%
Non-interest-bearing liabilities	4,164,206			3,856,553			2,906,473
Total liabilities	23,776,715			24,558,585			23,944,562
Stockholders’ equity	2,700,684			2,646,292			2,905,036
Total liabilities and stockholders’ equity	$26,477,399			$27,204,877			$26,849,598

Net interest income		$188,794			$181,622			$168,775

Net interest rate spread			2.76%			2.56%			2.29%

Net interest earning assets	$5,720,052			$5,345,487			$4,801,641

Net interest margin			2.98%			2.79%			2.61%

Ratio of interest-earning assets to total interest-bearing liabilities	1.29	X		1.26	X		1.23	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Year Ended
	December 31, 2020			December 31, 2019
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$773,177	1,460	0.19%	$215,447	2,805	1.30%
Equity securities	11,365	362	3.19%	5,938	143	2.41%
Debt securities available-for-sale	2,672,537	58,873	2.20%	2,395,047	67,822	2.83%
Debt securities held-to-maturity	1,184,984	34,049	2.87%	1,317,322	40,017	3.04%
Net loans	21,040,964	871,411	4.14%	21,576,829	912,091	4.23%
Federal Home Loan Bank stock	229,120	14,739	6.43%	274,661	17,341	6.31%
Total interest-earning assets	25,912,147	980,894	3.79%	25,785,244	1,040,219	4.03%
Non-interest earning assets	1,096,400			975,585
Total assets	$27,008,547			$26,760,829

Interest-bearing liabilities:
Savings	$2,039,686	12,056	0.59%	$1,985,142	17,148	0.86%
Interest-bearing checking	5,869,801	42,014	0.72%	5,020,991	84,698	1.69%
Money market accounts	4,367,498	42,568	0.97%	3,703,413	60,896	1.64%
Certificates of deposit	3,819,029	58,951	1.54%	4,609,274	99,115	2.15%
Total interest bearing deposits	16,096,014	155,589	0.97%	15,318,820	261,857	1.71%
Borrowed funds	4,665,094	99,619	2.14%	5,611,206	123,289	2.20%
Total interest-bearing liabilities	20,761,108	255,208	1.23%	20,930,026	385,146	1.84%
Non-interest-bearing liabilities	3,594,290			2,887,601
Total liabilities	24,355,398			23,817,627
Stockholders’ equity	2,653,149			2,943,202
Total liabilities and stockholders’ equity	$27,008,547			$26,760,829

Net interest income		$725,686			$655,073

Net interest rate spread			2.56%			2.19%

Net interest earning assets	$5,151,039			$4,855,218

Net interest margin			2.80%			2.54%

Ratio of interest-earning assets to total interest-bearing liabilities	1.25	X		1.23	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended			For the Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Return on average assets	1.14%	0.95%	0.73%	0.82%	0.73%
Return on average equity	11.13%	9.72%	6.71%	8.35%	6.64%
Return on average tangible equity	11.60%	10.14%	6.94%	8.70%	6.87%
Interest rate spread	2.76%	2.56%	2.29%	2.56%	2.19%
Net interest margin	2.98%	2.79%	2.61%	2.80%	2.54%
Efficiency ratio	60.90%	51.63%	56.45%	55.07%	59.67%
Non-interest expense to average total assets	2.16%	1.53%	1.59%	1.66%	1.58%
Average interest-earning assets to average interest-bearing liabilities	1.29	1.26	1.23	1.25	1.23

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		December 31, 2020	September 30, 2020	December 31, 2019
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.47%	0.57%	0.46%
Non-performing loans as a percent of total loans		0.56%	0.68%	0.50%
Allowance for loan losses as a percent of non-accrual loans		264.17%	217.75%	239.66%
Allowance for loan losses as a percent of total loans		1.36%	1.37%	1.05%
Allowance for credit losses as a percent of total loans (1)		1.44%	1.44%	1.05%

Capital Ratios:
Tier 1 Leverage Ratio (2)		10.14%	9.76%	9.53%
Common equity tier 1 risk-based (2)		13.07%	13.24%	12.78%
Tier 1 Risk-Based Capital (2)		13.07%	13.24%	12.78%
Total Risk-Based Capital (2)		14.39%	14.49%	13.92%
Equity to total assets (period end)		10.41%	10.03%	9.82%
Average equity to average assets		10.20%	9.73%	10.82%
Tangible capital to tangible assets (3)		10.03%	9.66%	9.49%
Book value per common share (3)		$11.43	$11.17	$11.11
Tangible book value per common share (3)		$10.97	$10.71	$10.69

Other Data:
Number of full service offices		156	155	147
Full time equivalent employees		1,806	1,818	1,761

(1) Allowance for credit losses includes allowance for loan losses and allowance for losses on unfunded commitments.
(2) Capital ratios are estimated. In accordance with regulatory capital rules, the Company elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending December 31, 2024. As a result, capital ratios as of December 31, 2020 and September 30, 2020 exclude the impact of the increased allowance for credit losses on loans, unfunded commitments and held-to-maturity debt securities attributed to the adoption of CECL.
(3) See Non-GAAP Reconciliation.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	December 31, 2020	September 30, 2020	December 31, 2019

Total stockholders’ equity	$2,710,003	2,669,757	2,621,950
Goodwill and intangible assets	109,633	110,068	97,869
Tangible stockholders’ equity	$2,600,370	2,559,689	2,524,081

Book Value per Share Computation
Common stock issued	361,869,872	361,869,872	359,070,852
Treasury shares	(113,940,656)	(111,950,455)	(111,630,950)
Shares outstanding	247,929,216	249,919,417	247,439,902
Unallocated ESOP shares	(10,895,052)	(11,013,477)	(11,368,750)
Book value shares	237,034,164	238,905,940	236,071,152

Book Value per Share	$11.43	$11.17	$11.11
Tangible Book Value per Share	$10.97	$10.71	$10.69

Total assets	$26,023,159	26,606,977	26,698,766
Goodwill and intangible assets	109,633	110,068	97,869
Tangible assets	$25,913,526	26,496,909	26,600,897

Tangible capital to tangible assets	10.03%	9.66%	9.49%